UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                           TITAN GLOBAL HOLDINGS, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                   88829L 10 7
                                 (CUSIP Number)

                                  March 1, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|      Rule 13d-1(b)
      |X|      Rule 13d-1(c)
      |_|      Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No.  888278 10 8
--------------------------------------------------------------------------------

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
      Frank P. Crivello
--------------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |X|
--------------------------------------------------------------------------------

3.    SEC Use Only
--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization
      United States
--------------------------------------------------------------------------------

 Number of            5. Sole Voting Power
 Shares                  2,515,000
 Beneficially         ----------------------------------------------------------
 Owned by
 Each                 6. Shared Voting Power
 Reporting               0
 Person With          ----------------------------------------------------------

                      7. Sole Dispositive Power
                         2,515,000
                      ----------------------------------------------------------

                      8. Shared Dispositive Power
                         0
 -------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      2,515,000
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
      N/A
--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row (9)
      5.12%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------


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

 Item 1.
            (a)   Name of Issuer

                  Titan Global Holdings, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices
                  407 International Parkway, Suite #403
                  Richardson, TX 75081
                  --------------------------------------------------------------

 Item 2.
            (a)   Name of Person Filing
                  Frank P. Crivello
                  --------------------------------------------------------------
            (b) Address of Principal Business Office or, if none, Residence 3408 Dover Road
                  Pompano Beach, Florida 33062
                  --------------------------------------------------------------
            (c)   Citizenship
                  United States
                   -------------------------------------------------------------
            (d)   Title of Class of Securities
                  Common Stock, par value $0.001 per share ("Common Stock").
                  --------------------------------------------------------------
            (e)   CUSIP Number
                  88829L 10 7
                   -------------------------------------------------------------

 Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).
            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).
            (c)   |_|   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
            (d)   |_|   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e)   |_|   An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E);
            (f)   |_|   An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F);
            (g)   |_|   A parent holding company or control person in accordance
                        with ss. 240.13d-1(b)(1)(ii)(G);
            (h)   |_|   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)   |_|   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).
                        N/A

Item 4.     Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:
                  2,515,000 shares of Common Stock
                  --------------------------------------------------------------
            (b)   Percent of class:
                  5.12% as of the date of filing this statement. (Based on 49,129,052 shares of Common Stock issued and outstanding as of February 28, 2007)
                  --------------------------------------------------------------
            (c)   Number of shares as to which the person has:

                  --------------------------------------------------------------

                  (i)   Sole power to vote or to direct the vote
                        2,515,000
                  --------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  --------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        2,515,000
                  --------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  --------------------------------------------------------------

Item 5.     Ownership of Five Percent or Less of a Class
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_| .
            N/A

 Item 6.    Ownership of More than Five Percent on Behalf of Another Person
            N/A

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
            N/A

 Item 8.    Identification and Classification of Members of the Group
            N/A

 Item 9.    Notice of Dissolution of Group
            N/A

 Item 10.   Certification
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  March 1, 2007
                                        ----------------------------------------
                                                      Date

                                              /s/ Frank P.Crivello
                                        ----------------------------------------
                                                    Signature

                                                Frank P. Crivello
                                        ----------------------------------------
                                                   Name/Title



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